EXHIBIT 99.1
                                                                    ------------



                 STAAR Surgical Renews Revolving Line of Credit



MONROVIA, Calif., March 28 -- STAAR Surgical Company (Nasdaq: STAA) today announced that it has extended the maturity date of the $3 million revolving line of credit it currently has with Wells Fargo Bank. The credit line will be used for general working capital purposes. This one-year agreement replaces the existing agreement that will mature on March 31, 2003.

"This new line of credit will help support our growth strategies. We are pursuing new approvals for our high-margin Implantable Contact Lenses and Toric Implantable Contact Lenses. Once we receive those approvals, we'll initiate aggressive marketing programs to communicate the superior patient benefits of both products. In addition we continue to focus on regaining market share in our core intraocular lens business," said David Bailey, president of STAAR. "We continue to make solid progress in achieving our strategies and remain committed to reaching profitability during the second half of 2003."

For additional information about STAAR Surgical, visit the Company's website at http://www.STAAR.com .

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company's reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation and does not intend to update these forward-looking statements.